Exhibit 99.1

News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
February 17, 2016
CEDAR FAIR REPORTS RECORD 2015 RESULTS; EXPECTS SOLID GROWTH TO CONTINUE INTO 2016
SANDUSKY, OHIO, February 17, 2016 - Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported record financial results for the year ended December 31, 2015.
Highlights

•	The Company reported record full-year net revenues of $1.24 billion, up 7% from 2014; net income of $112 million, or $1.99 per diluted limited partner (LP) unit, was up $8 million from a year ago.

•	Adjusted EBITDA for the full year was a record $459 million, up approximately 7% from last year.

•	Attendance at Cedar Fair’s parks was a record 24.4 million guests, a 1.1 million-visit, or 5%, increase from 2014.

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The renovation of the historic Hotel Breakers along Cedar Point’s mile-long beach was a significant contributor to the Company’s $11 million, or 8%, increase in out-of-park revenues to a record $138 million.

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The Company remains confident in the strength of its strategy and business model and now expects to achieve its FUNforward 2.0 long-term growth goal of $500 million, or more, in Adjusted EBITDA earlier than its original target of 2018.

Commenting on the Company’s year-end results for 2015, Matt Ouimet, Cedar Fair’s president and chief executive officer said, “We produced another outstanding year with solid increases across the board in attendance, guest spending and out-of-park revenues. We firmly believe our commitment to creating a compelling entertainment experience for the whole family has led us to our sixth consecutive year of record results and we fully expect this trend to continue into 2016.”
Revenues were very strong across the Company’s parks this past year, with increases at Carowinds, Knott’s Berry Farm and Cedar Point leading the way. Significant attendance increases in both season pass and advance sales categories, combined with increases in average guest per capita spending across all major categories, contributed to the Company’s broad ranging success.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record 2015 Results;
Expects Solid Growth to Continue into 2016
February 17, 2016

“While 2015 was a remarkable year for Cedar Fair, our attention is now turned to 2016 where we expect these record trends to continue,” said Ouimet. “Over the next several months we have many exciting initiatives coming online, including: Valravn, a world-record-breaking roller coaster at Cedar Point; Carolina Harbor, a newly branded and expanded water park at Carowinds; Ghost Town Alive! an interactive guest experience at Knott’s Berry Farm; the introduction of WinterFest at California’s Great America; and FunPix, our new digital imaging platform which will be introduced at five parks in 2016.
“We have a solid foundation which we can continue to build upon. Our strong and loyal season pass base continues to grow, our incentivized sales teams continue to identify new prospects, and our CRM platform is now populated with historical data allowing us to communicate more effectively with guests who have committed to a visit and identify prospective guests more efficiently. We remain focused on creating long-term value for our unitholders through distribution increases and deploying capital back into our business. This balanced approach is what has generated strong returns for our unitholders in the past and what we believe will produce attractive returns in the future,” concluded Ouimet.
2015 Full-Year Results
For the full year ended December 31, 2015, Cedar Fair generated record net revenues of $1.24 billion and net income of $112 million, or $1.99 per diluted LP unit, compared with net revenues of $1.16 billion and net income of $104 million, or $1.86 per diluted LP unit, in 2014.
Driving the $76 million, or 7%, increase in net revenues was a 5%, or 1.1 million-visit, increase in attendance to a record 24.4 million visits, a 1%, or $0.66, increase in average in-park guest per capita spending to a record $46.20 and an 8%, or $11 million, increase in out-of-park revenues to a record $138 million.
Operating costs and expenses for 2015 totaled $794 million, up $46 million, or 6%, from the prior year. The increase in costs for the year was largely attributable to the parks entertaining a record number of guests in 2015. Also contributing to the increase were higher labor and maintenance costs as the Company continued to invest in its employees and its infrastructure and higher incentive compensation due to the strong current year performance. As a percentage of sales, operating costs and expenses were comparable with the prior year.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, increased 7%, or $28 million, to $459 million, compared with $431 million last year. Adjusted EBITDA margin improvement was driven by a significant lift in attendance, the continued growth of premium product offerings such as FastLane and the introduction of All-Season Dining across all of the Company’s parks. These factors were offset by negative foreign currency translation and incremental investments to support the overall guest experience, making Adjusted EBITDA margin, as reported, comparable with last year. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record 2015 Results;
Expects Solid Growth to Continue into 2016
February 17, 2016

Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair’s executive vice president and chief financial officer, said, “Our liquidity and cash flow remain strong. The record results of the past six years, combined with the steps we’ve taken on the capital structure front, have us well positioned heading into 2016 and provide us great financial flexibility. We are in an excellent position to capitalize on a variety of opportunities, ultimately aimed at creating added value for our unitholders over the long-term.”
As of December 31, 2015, Cedar Fair had $609 million of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $120 million. The Company’s cash flows from operations and credit facilities are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Conference Call
The Company will host a conference call with analysts today, February 17, 2016, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website www.cedarfair.com under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, Wednesday, February 17, 2016, until 11:59 p.m. ET, Wednesday, March 2, 2016. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 592947.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair’s flagship park, Cedar Point, has been consistently voted one of the “Best Amusement Parks in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record 2015 Results;
Expects Solid Growth to Continue into 2016
February 17, 2016

conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior news releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record 2015 Results;
Expects Solid Growth to Continue into 2016
February 17, 2016

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
Net revenues:
Admissions	$95,985	$95,329	$687,442	$661,455
Food, merchandise and games	50,034	43,503	398,019	365,528
Accommodations, extra-charge products and other	20,897	21,975	150,317	132,622
	166,916	160,807	1,235,778	1,159,605
Costs and expenses:
Cost of food, merchandise and games revenues	13,959	12,321	104,827	95,208
Operating expenses	93,606	89,888	517,626	496,079
Selling, general and administrative	38,213	31,638	171,490	156,864
Depreciation and amortization	15,456	14,761	125,631	124,286
Loss on impairment / retirement of fixed assets, net	11,437	7,070	20,873	9,757
Gain on sale of other assets	—	—	—	(921)
	172,671	155,678	940,447	881,273
Operating income (loss)	(5,755)	5,129	295,331	278,332
Interest expense	22,685	22,185	86,849	96,286
Net effect of swaps	(3,922)	(1,031)	(6,884)	(2,062)
Loss on early debt extinguishment	—	234	—	29,261
Unrealized/realized foreign currency loss	16,818	18,276	81,016	40,873
Interest income	(15)	(31)	(64)	(126)
Income (loss) before taxes	(41,321)	(34,504)	134,414	114,100
Provision (benefit) for taxes	(15,642)	(16,455)	22,192	9,885
Net income (loss)	(25,679)	(18,049)	112,222	104,215
Net income (loss) allocated to general partner	(1)	—	1	1
Net income (loss) allocated to limited partners	$(25,678)	$(18,049)	$112,221	$104,214

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,811	55,439	55,745	55,548
Net income (loss) per limited partner unit	$(0.46)	$(0.33)	$2.01	$1.88
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,811	55,439	56,356	55,992
Net income (loss) per limited partner unit	$(0.46)	$(0.33)	$1.99	$1.86

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record 2015 Results;
Expects Solid Growth to Continue into 2016
February 17, 2016

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2015	12/31/2014

Cash and cash equivalents	$119,557	$131,840
Total assets	$1,994,880	$2,038,319
Long-term debt, including current maturities:
Term debt	608,850	608,850
Notes	950,000	950,000
	$1,558,850	$1,558,850
Total partners' equity	$58,082	$96,217

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2015	12/31/2014	12/31/2015	12/31/2014
	(In thousands)
Net income (loss)	$(25,679)	$(18,049)	$112,222	$104,215
Interest expense	22,685	22,185	86,849	96,286
Interest income	(15)	(31)	(64)	(126)
Provision (benefit) for taxes	(15,642)	(16,455)	22,192	9,885
Depreciation and amortization	15,456	14,761	125,631	124,286
EBITDA	(3,195)	2,411	346,830	334,546
Net effect of swaps	(3,922)	(1,031)	(6,884)	(2,062)
Unrealized foreign currency loss	16,803	18,360	80,946	40,883
Non-cash equity expense	8,275	4,167	15,470	12,536
Loss on impairment / retirement of fixed assets, net	11,437	7,070	20,873	9,757
Gain on sale of other assets	—	—	—	(921)
Loss on early extinguishment of debt	—	234	—	29,261
Class action settlement costs	82	4,953	259	4,953
Other non-recurring items (as defined) (1)	340	392	1,744	2,327
Adjusted EBITDA (2)	$29,820	$36,556	$459,238	$431,280

(1) The Company's 2013 Credit Agreement references certain costs as non-recurring or unusual. These items are excluded in the calculation of Adjusted EBITDA and have included certain litigation expenses, costs associated with certain ride abandonment or relocation expenses, contract termination costs, and severance expenses.

(2) Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2013 Credit Agreement.  The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability.  Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles.  In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233